UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 29, 2007 (February 25, 2007)
UNIVERSITY BANCORP, INC.
(Exact name of Company as specified in its charter)
Washington	0-16023	38-2929531
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2015 Washtenaw, Ann Arbor, Michigan	48104
(Address of principal executive offices)	(Zip Code)
Company’s telephone number, including area code:	(734) 741-5858
Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K and other reports filed by University Bancorp Inc. (the “Company”) from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by the Company’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Company’s or the Company’s management identify forward looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Company’s industry, operations and results of operations and any businesses that may be acquired by the Company. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.
•	Resignation of Principal Officers and Directors

On February 25, 2008, Mr. Nicholas K. Fortson resigned as Chief Financial Officer, effective March 7, 2008. He has agreed to continue on as a Director of the Company’s subsidiaries, University Bank, Midwest Loan Services and University Islamic Financial.

Prior to his resignation, there were no disagreements between Mr. Fortson and any officer or director of the Company. The Company provided a copy of the disclosures it is making in response to this Item 5.02 to Mr. Fortson and Mr. Fortson informed the Company that he agrees with the disclosures. This letter is attached to this Report as an Exhibit.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.
Exhibit No.	Description
10.1	Letter of Resignation, dated February 25, 2008 signed by Nicholas K. Fortson.
10.2	Letter regarding agreement with disclosures, dated February 28, 2008 signed by Nicholas K. Fortson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

University Bancorp Inc.
(Company)

Date	February 29, 2008
By:		/s/ Stephen Lange Ranzini
Name		Stephen Lange Ranzini
Title:		President and Chief Executive Officer